SHRINK NANOTECHNOLOGIES RESUMES TRADING UNDER SYMBOL INKN

CARLSBAD, CA – MAY XX, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB:INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy production, medical diagnostics and sensors, and biotechnology research and development tools businesses, announced today that the “D” in its ticker symbol has been removed, and the Company has resumed trading under “INKN,” effective at the open of market today.

As required by Nasdaq, a fifth character (D) was added to Shrink's symbol following the completion of a forward stock split announced by the Company on April 14, 2010. On the 21st business day subsequent to the stock split, under standard procedures, Nasdaq removes the “D” from ticker symbol, and the Company reverts back to its original ticker.

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a high-technology developing-stage company that makes ultra-functional nano-sized technologies, components and product systems. The Company operates as a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. The Company's diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com and www.shrinksolar.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing, secure defendable patent rights, to build and develop markets for Shrink's technologies and products and to finalize a commercial-ready solar concentrator product. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205